EXHIBIT 8.2

FORM OF ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of [•], 2018 by and between Prime Trust, LLC (“Prime Trust”, or “Escrow Agent”), Royalty Flow Inc. (“Royalty Flow”), and Maxim Group LLC (“Maxim”).

RECITALS

WHEREAS, Royalty Flow proposes to offer for sale to investors either directly (“issuer-direct”) and/or through Maxim and one or more participating selling agents (together with Maxim, the “Selling Agents”) on a best efforts basis for a minimum of 1,466,667 shares of Royalty Flow’s common stock and thereafter on a ‘‘best efforts’’ basis up to a maximum of 6,666,666 shares of Royalty Flow common stock (the “Securities”) as disclosed in the offering materials filed by Royalty Flow with the Securities and Exchange Commission (the “SEC” and such offering, the “Offering”) pursuant to Regulation A promulgated by the SEC, as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (JOBS) Act, in the amount of a minimum offering amount of $11,000,000 and thereafter on a ‘‘best efforts’’ basis up to a maximum offering amount of up to $50,000,000 (the “Offering Proceeds”).

WHEREAS, Royalty Flow has engaged Maxim, a registered broker-dealer with the Securities Exchange Commission and member of the Financial Industry Regulatory Authority, to serve as lead selling agent for the Offering, and whereas Folio Investments Inc. has entered into an agreement with Maxim whereunder Folio has acted as a selected dealer to sell a certain portion of the Securities, and is providing escrow services with respect to the proceeds of the sale of such Securities (the “Folio Proceeds”).

WHEREAS, Royalty Flow and Maxim desire to establish an Escrow Account in which Offering Proceeds (excluding the Folio Proceeds) from prospective Offering investors (“Subscribers”) will be held pending the closing of the Offering, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the agreements and promises herein contain, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Appointment of Escrow Agent. Royalty Flow and Maxim, as representative of the Selling Agents, hereby appoint Prime Trust as the Escrow Agent for the Offering, and Prime Trust agrees to serve as Escrow Agent for the Offering (excluding the Folio Proceeds), in each case in accordance with the terms and conditions set forth herein. As part of its duties, the Escrow Agent shall establish the Escrow Account (as defined below) to be held at an FDIC insured U.S. bank (the “Bank”) in a segregated account as provided for in Section 2 hereof. For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

1

2.	Establishment of Escrow Account. Prior to the date that the Offering is qualified by the SEC (the “Commencement Date”), and prior to the receipt of any Offering Proceeds from Subscribers, the Escrow Agent shall establish an account at the Bank entitled “Prime Trust, LLC, as Escrow Agent for Investors in Royalty Flow, Inc. Securities Offering,” or similar name, for the benefit of Subscribers (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account of Escrow Agent at the Bank. Escrow Agent agrees to maintain the Escrow Account and escrowed Offering Proceeds in a manner that is compliant with all applicable banking and securities laws and regulations.

3.	Escrow Period. The Escrow Period shall begin on the Commencement Date and shall terminate in whole or in part upon the earlier to occur of the following:

a.	The date upon which Royalty Flow and Maxim have notified the Escrow Agent that all Securities have been sold and the Offering Proceeds which are to be held in the Escrow Account have been transmitted to the Escrow Account, in which case the Escrow Period shall terminate upon disbursement of the Offering Proceeds held by the Escrow Agent as provided in this Agreement; or

b.	The date upon which a determination is made by Royalty Flow and/or its authorized representatives to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed Offering Proceeds (for the avoidance of doubt, excluding the Folio Proceeds) will be held for the benefit of the Subscribers, and that (ii) Royalty Flow is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Royalty Flow or any other entity, or be subject to any debts, liens or encumbrances of any kind of Royalty Flow or any other entity, until the closing of the Offering as occurred.

In addition, Royalty Flow and Escrow Agent acknowledge that the total funds raised cannot exceed the aggregate Offering Proceeds. Royalty Flow represents that, other than the Folio Proceeds, no funds have yet been raised for the Offering and that all funds to be raised for the Offering (excluding the Folio Proceeds) will be deposited in the Escrow Account established by Escrow Agent at the Bank.

4.

Deposits into the Escrow Account. All Subscribers whose funds, pursuant to the terms of the Offering, are to be held in the Escrow Account, will be directed by Royalty Flow and Maxim, as well as their respective agents, to transfer funds by ACH, wire or check into the Escrow Account. All Subscribers checks will be made payable to the Escrow Agent. Escrow Agent shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the “Escrow Amount.” Royalty Flow or its agents shall promptly upon request, concurrently with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Royalty Flow and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire, check, or ACH delivered to it hereunder. Royalty Flow shall use reasonable efforts to assist Escrow Agent with clearing any and all AML and ACH exceptions.

2

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

* Wires — 24 hours after receipt of funds

* Checks — 10 days after deposit

* ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection the Escrow Agent will agree to release, starting 10 calendar days after receipt and so long as the Offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Royalty Flow remains liable to immediately and without protestation or delay return to Prime Trust any funds recalled pursuant to Federal regulations.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform Royalty Flow of any such return or rejection.

5.	Disbursements from the Escrow Account. In the event Escrow Agent (a) does not receive the full amount of the Offering Proceeds (excluding the Folio Proceeds) prior to the termination of the Escrow Period or (b) receives written instructions from Royalty Flow to release funds from Escrow on or prior to the termination of the Escrow Period in connection with a termination of the Escrow Period in accordance with Section 3(b), Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without interest, deduction, penalty, or expense to Subscriber. In the event Escrow Agent receives cleared funds for the aggregate Offering Proceeds, excluding the Folio Proceeds, prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Royalty Flow and Maxim (generally via notification in the application programming interface (“API”) or web dashboard), Escrow Agent shall, pursuant to those instructions, move funds to a Prime Trust Business custodial account in the name of Royalty Flow, the agreement for which is hereby incorporated into this Agreement by reference and will be considered duly signed upon execution of this Agreement, to perform cash management and reconciliation on behalf of Royalty Flow and for Royalty Flow’s wholly owned funds, to make any investments as directed by Royalty Flow, as well as to make disbursements if and when requested. Royalty Flow and Maxim acknowledge that there is a one business day processing time once a request has been received to break Escrow or otherwise move funds into Royalty Flow’s Prime Trust custodial account. Royalty Flow hereby irrevocably authorizes Prime Trust to deduct any fees owed to it, as well as to any third parties (and remit funds to such parties) from the Royalty Flow’s wholly owned gross funds in the custodial account, if and when due.

3

6.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the escrow ledger. Any and all escrow fees paid by Royalty Flow or its affiliates or predecessor for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Royalty Flow, then Royalty Flow hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Royalty Flow has any dispute or disagreement with any Subscriber, Royalty Flow agrees to address such issues with such Subscriber separately and apart from this Agreement, but Royalty Flow shall not involve Escrow Agent in any such disputes.

7.

Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent is entitled to escrow administration fees from Royalty Flow or its affiliates or predecessor as set forth on Schedule A attached hereto. No fees, charges or expenses of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative, affiliates or predecessor of Royalty Flow (e.g. funding platform, lead syndicate broker, etc.), may be made via either Royalty Flow’s (or its affiliates’ or predecessor’s) credit card or ACH information on file with Prime Trust. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Royalty Flow or the Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

8.	Representations and Warranties. Each Royalty Flow and Maxim covenant and make the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

4

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.	The Offering Circular that is part of the Offering Statement filed with the SEC shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	Its business activities are in no way related to Cannabis, gambling, pornography, or firearms.

h.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

Each of Royalty Flow and Maxim agree that all of the covenants, representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

9.	Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, Sections 4, 5, 6, 11, 12 and 13 of this Agreement.

5

10.	Binding Arbitration, Applicable Law and Venue; Attorney’s Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in New York City, New York. Each party hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

11.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions or business activities of Royalty Flow, Maxim, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and exclusive remedy in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Royalty Flow.

12.	Indemnity. Royalty Flow agrees to defend, indemnify and hold harmless Escrow Agent and Escrow Agent’s related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively “Escrow Agent Indemnified Parties”) from and against any loss, liability, claim, or demand, including reasonable attorney’s fees (collectively “Expenses”), made by any third party due to or arising out of this Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Escrow Agent Indemnified Party shall be entitled to indemnity in case of such Escrow Agent Indemnified Party’s gross negligence or willful misconduct. This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties. It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Royalty Flow’s business and/or associated persons. These defense, indemnification and hold harmless obligations will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Royalty Flow agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

6

13.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between the parties hereto regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

14.	Changes. Subject to ten business days prior written notice to Royalty Flow, Escrow Agent may, at its sole discretion, to comply with any new, changed, or reasonably reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, modify either this Agreement and/or the Escrow Account if reasonably necessary to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Prime Trust, Royalty Flow and Maxim. Except as so required to comply or conform to such changes or interpretations of new laws or regulations, no amendment to this Agreement shall be valid or enforceable without both parties’ prior written agreement and signatures on such agreement. Changes to this Agreement will be sent to the parties hereto via email.

15.	Notices.

a.	Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

i)	in person, by post or fax; or

ii)	by e-mail or other electronic communication.

b.	Such communications shall be addressed as follows:

To Escrow Agent:	escrow@primetrust.com

To Royalty Flow:	[_________]

With a copy to:	david.crandall@hoganlovells.com

To Maxim:	jrallo@maximgrp.com

With a copy to:	mnussbaum@loeb.com

7

c.	Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Section. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

16.	Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.

17.	Substitute Form W—9: Taxpayer Identification Number certification and backup withholding statement.

18.	PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires you (Royalty Flow) to provide us with your correct Taxpayer Identification Number (TIN).

Name of Business: Royalty Flow Inc. Tax Identification [____] Number:

Consent is Hereby Given: By signing this Agreement electronically, Royalty Flow explicitly agrees to receive documents electronically including its copy of this signed Agreement and the Business Custodial Agreement as well as ongoing disclosures, communications, and notices.

Agreed by the undersigned as of the date set forth above by and between:

Royalty Flow Inc.:

________________________________________________

By:

Title:

Prime Trust, LLC

________________________________________________

By:

Title:

Maxim Group LLC:

________________________________________________

By:

Title:

8